GUARANTY BANCSHARES, INC.

100 West Arkansas
Mount Pleasant, Texas 75455

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, APRIL 15, 2003

Shareholders of Guaranty Bancshares, Inc.:

              The 2003 Annual Meeting of Shareholders (the “Meeting”) of Guaranty Bancshares, Inc. (the “Company”) will be held at 100 West Arkansas, Mount Pleasant, Texas, on Tuesday, April 15, 2003, beginning at 2:00 p.m. (local time), for the following purposes:

1.	To elect four directors of Class III to serve on the Board of Directors of the Company until the Company’s 2006 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	To consider and act upon a proposal to ratify the appointment of McGladrey & Pullen, LLP as the independent auditors of the books and accounts of the Company for the year ending December 31, 2003; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

              The close of business on March 3, 2003 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting or at any adjournments thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection by any shareholder at the offices of the Company during ordinary business hours for a period of at least ten days prior to the Meeting.

              You are cordially invited and urged to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to sign and date the enclosed proxy and return it promptly in the enclosed envelope. If you attend the Meeting, you may vote in person, regardless of whether you have given your proxy. Your proxy may be revoked at any time before it is voted.

By order of the Board of Directors,

Arthur B. Scharlach, Jr. President & CEO

Mount Pleasant, Texas March 14, 2003

YOUR VOTE IS IMPORTANT.

              To ensure your representation at the Meeting, you are urged to complete, date, and sign the enclosed proxy and return it in the accompanying envelope at your earliest convenience, regardless of whether you plan to attend the Meeting. No additional postage is necessary if the proxy is mailed in the United States. The proxy is revocable at any time before it is voted at the Meeting.

GUARANTY BANCSHARES, INC.
100 West Arkansas
Mount Pleasant, Texas 75455

March 14, 2003

PROXY STATEMENT
FOR
2003 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, APRIL 15, 2003

SOLICITATION, REVOCABILITY AND VOTING OF PROXIES

              This Proxy Statement is being issued in connection with the solicitation of proxies by the Board of Directors of Guaranty Bancshares, Inc. (the “Company”) for use at the 2003 Annual Meeting of Shareholders of the Company to be held at 100 West Arkansas, Mount Pleasant, Texas, on Tuesday, April 15, 2003, beginning at 2:00 p.m. (local time), and any adjournment thereof (the “Meeting”), for the purposes set forth in this Proxy Statement and the accompanying Notice of 2003 Annual Meeting of Shareholders (“Notice of Meeting”). This Proxy Statement, the Notice of Meeting and the enclosed form of proxy will first be sent to shareholders on or about March 14, 2003.

Voting of Proxies

              Shares represented at the Meeting by an executed and unrevoked proxy in the form enclosed will be voted in accordance with the instructions contained therein. If no instructions are given on an executed and returned form of proxy, the proxies intend to vote the shares represented thereby in favor of each of the proposals to be presented to and voted upon by the shareholders as set forth herein.

              The Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by an executed and unrevoked proxy received by the Board of Directors may be voted with respect thereto in accordance with the judgment of the proxies. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the Meeting for which the Company, in accordance with the Company’s Bylaws, did not receive advance notice.

Revocability of Proxies

              Any proxy given by a shareholder may be revoked by such shareholder at any time before it is exercised by submitting to the Secretary of the Company a duly executed proxy bearing a later date, delivering to the Secretary of the Company a written notice of revocation, or attending the Meeting and voting in person. In the event a shareholder’s shares are held in street name, such shareholder must contact his bank or broker to revoke his proxy.

Solicitation

              The cost of this solicitation of proxies is being borne by the Company. Solicitations will be made only by the use of the mail, except that, if deemed desirable, officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal calls, without being paid additional compensation for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the common stock, par value $1.00 per share, of the Company (the “Common Stock”) held of record by such persons, and the Company will reimburse them for their reasonable expenses incurred in this connection.

Annual Report

              The Company’s Annual Report to Shareholders, including financial statements, for the year ended December 31, 2002, accompanies but does not constitute part of this Proxy Statement.

VOTING SHARES AND VOTING RIGHTS

              Only holders of record of Common Stock at the close of business on March 3, 2003 (the “Record Date”), are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. At that time, there were outstanding 2,921,928 shares of Common Stock, which is the only outstanding class of voting securities of the Company. A majority of the outstanding shares of Common Stock must be represented at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Each holder of Common Stock shall have one vote for each share of Common Stock registered on the Record Date, in such holder’s name on the books of the Company.

              The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock represented at the Meeting is required to elect the Class III nominees to the Board of Directors. There will be no cumulative voting in the election of directors. Abstentions and shares held of record by a broker or nominee that are voted on in any matter are included in determining whether a quorum exists. An abstention, a non-vote or a withholding of authority to vote, with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees.

              The affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented at the Meeting is required to approve the appointment of the auditors. An abstention will have the effect of a vote against the appointment. However, a broker non-vote will be deemed shares not present to vote on such matter and will have no effect on such matter.

              A broker non-vote occurs if a broker or other nominee of shares does not have discretionary authority to vote the shares and has not received voting instructions with respect to a particular matter. Under the applicable rules, all of the proposals for consideration at the Meeting are considered discretionary items upon which brokers or other nominees may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

ELECTION OF DIRECTORS

Election Procedures; Term of Office

              The Board of Directors currently consists of eleven directors. In accordance with the Company’s Amended and Restated Bylaws, members of the Board of Directors are divided into three classes, Class I, Class II and Class III. The members of each class are elected for a term of office to expire at the third succeeding annual meeting of shareholders following their election. The term of office of the current Class III directors expires at the Meeting. The terms of the current Class I and Class II directors expire at the annual meeting of shareholders in 2004 and 2005, respectively. The four Class III nominees, if elected at the Meeting, will serve until the annual meeting of shareholders in 2006.

              The Board of Directors has nominated Tyson T. Abston, Bill G. Jones, Weldon Miller and Bill Priefert for the election as Class III directors at the Meeting. Messrs. Abston, Jones, Miller and Priefert are currently serving as Class III directors.

              The Class III nominees receiving the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting will be elected. Unless the authority to vote for the election of directors is withheld as to one or more of the nominees, all shares of Common Stock represented by proxy will be voted FOR the election of all four nominees. If the authority to vote for the election of directors is withheld as to one but not all of the nominees, all shares of Common Stock represented by any such proxy will be voted FOR the election of the nominee as to whom such authority is not withheld.

              If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board of Directors. The Board of Directors, however, has no reason to believe that any nominee will be unavailable to serve as a director. All of the nominees have consented to being named herein and to serve if elected.

              Any director vacancy occurring after the election may be filled only by a majority of the remaining directors, even if less than a quorum of the Board of Directors. A director elected to fill a vacancy will be elected for the unexpired portion of the term of his predecessor in office.

Nominees for Election

The following table sets forth information with respect to each nominee for election as a director of the Company:

Name	Age	Positions with Company and Guaranty Bond Bank (the “Bank”)

Tyson T. Abston	37	Class III Director and Sr. Vice President
		of the Company; Director and
		President of the Bank

Bill G. Jones	73	Class III Director of the Company;
		Chairman of the Board of the Company;
		Vice Chairman of the Board of the Bank

Weldon Miller	67	Class III Director of the Company;
		Director of the Bank

Bill Priefert	54	Class III Director of the Company;
		Director of the Bank

              Tyson T. Abston. Mr. Abston joined the Bank as Senior Vice President in 1997 after serving 5 years as Executive Vice President of a Northeast Texas bank. He became President of the Texarkana location in 1997 and then in 1999 transferred to Mount Pleasant and was elected as Executive Vice President of the Bank. Mr. Abston has served as a director of the Bank since 1999 and a director of the Company since 2002. In 2002, Mr. Abston was elected President of the Bank and Senior Vice President of the Company.

              Bill G. Jones. Mr. Jones joined the Bank as President and a director in 1969 and became Chairman of the Board in 1979. He retired as an officer of the Bank in 1996 but continued to serve as Chairman of the Board. In 2002, Mr. Jones was elected to Vice Chairman of the Board of the Bank. Mr. Jones has been Chairman of the Board of the Company since 1992.

              Weldon Miller. Mr. Miller became a director of the Company in 1980 and has served as a director of the Bank since 1969. Mr. Miller has been the President of Everybody’s Furniture Company in Mount Pleasant, Texas for more than the past five years.

              Bill Priefert. Mr. Priefert has served as a director of the Bank since 1983 and a director of the Company since 2002. Mr. Priefert has been President of Priefert Manufacturing, Inc. in Mount Pleasant, Texas for more than the past five years.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

              The following table sets forth certain information with respect to the Company’s current Class I and Class II directors, whose terms of office do not expire at the Meeting, and certain officers of the Company and the Bank (other than Mr. Bill G. Jones and Mr. Tyson T Abston):

Name	Positions	Age

John Conroy	Class I Director of the Company;	85
	Director of the Bank

Jonice Crane	Class II Director of the Company;	76
	Director of the Bank

C.A. Hinton, Sr.	Class II Director of the Company;	79
	Director of the Bank

Kirk Lee	Executive Vice President of the Bank	41

Clifton A. Payne	Class I Director and Sr. Vice President/Secretary	45
	and Chief Financial Officer of the Company;
	Director, Executive Vice President and Chief
	Financial Officer of the Bank

Byron M. Rhea	Executive Vice President of the Bank	46

Arthur B. Scharlach, Jr.	Class II Director and President and Chief	63
	Executive Officer of the Company; Director,
	Chairman of the Board and Chief Executive
	Officer of the Bank

Gene Watson	Class II Director of the Company; Director of	66
	the Bank

D.R. Zachry, Jr.	Class I Director of the Company	79

              John Conroy. Mr. Conroy has served as a director of the Company since it was formed in 1980 and as a director of the Bank since 1975. Mr. Conroy has been the owner of Conroy Ford Tractor Company in Mount Pleasant, Texas for more than the past five years.

              Jonice Crane. Ms. Crane joined the Bank in 1943 and had 53 years of continuous service until her retirement as an officer of the Bank in 1996. She served as an Executive Vice President of the Bank from 1971 to 1996 and has served as a director of the Bank since 1971 and a director of the Company since its inception in 1980.

              C.A. Hinton, Sr. Mr. Hinton has served as a director of the Bank since 1960 and as a director of the Company since its inception in 1980. Mr. Hinton has been the Chairman of Hinton Production Company in Mount Pleasant, Texas for more than the past five years.

              Kirk Lee. Mr. Lee joined the Bank in 1992 and served as the President of the Paris location until 2002 when he was elected Executive Vice President of the Bank.

              Clifton A. Payne. Mr. Payne joined the Bank in 1984 after four years in private practice with a Certified Public Accountant firm. He became a Vice President of the Bank in 1986 and was elected an Executive Vice President in 1996 and Chief Financial Officer in 1998. In 1995, Mr. Payne was elected to the Board of Directors of the Company and the Bank. Mr. Payne is also Senior Vice President/Secretary and Chief Financial Officer of the Company.

              Byron M. Rhea. Mr. Rhea joined the Bank in 1980 and serves as Executive Vice President and Senior Credit Officer.

              Arthur B. Scharlach, Jr. Mr. Scharlach is President, Chief Executive Officer and a director of the Company and Chairman of the Board and Chief Executive Officer of the Bank. He joined the Bank in 1970 as a Vice President and Loan Officer and was elected to the Bank’s Board of Directors in 1971. He was elected a Senior Vice President of the Bank in 1974, President in 1979, Chief Operating Officer in 1983 and Chief Executive Officer in 1989. In 2002 he was elected to Chairman and CEO of the Bank. He has served as a director of the Company since its inception and as President since 1992 and in 2002 was elected Chief Executive Officer.

              Gene Watson. Mr. Watson has served as a director of the Bank since 1999 and a director of the Company since 2002. He had been the Chairman and a director since 1981 of First American Financial Corporation which was acquired by the Company in September 1999. Mr. Watson retired from Watson Company Realtors in Sulphur Springs, Texas in 1999.

              D.R. Zachry, Jr. Mr. Zachry served as a director of the Bank from 1957 to 2001 and as a director of the Company since its inception in 1980. He has been retired for more than the past five years.

              Each officer of the Company is elected by the Board of Directors of the Company and holds office until his successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Operation of the Board of Directors

              The Board of Directors of the Company held 13 meetings during 2002. None of the directors attended less than 75% of the aggregate of the (i) total number of meetings of the Board and (ii) total number of meetings held by committees on which each such director served, except for Mr. Zachry who did not attend any of such meetings.

Audit Committee

              The primary purpose of the Audit Committee is to provide independent and objective oversight with respect to the Company’s financial reports and other financial information provided to shareholders. The committee also provides oversight on the Company’s internal controls and the Company’s audit, accounting and financial reporting processes. The Audit Committee reports to the Board of Directors concerning such matters. The Audit Committee reviews the general scope of the audit conducted by the Company’s independent auditors and matters relating to the Company’s internal control systems. In performing its function, the Audit Committee meets separately with representatives of the Company’s independent auditors and with representatives of senior management. During 2002, the Audit Committee held 10 meetings. The Audit Committee is comprised of Messrs. Miller (Chairman) and Watson and Ms. Crane, each of whom is an independent director of the Company as defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards.

Compensation Committee

              The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company’s executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters. The Compensation Committee also administers the Company’s stock option plan and makes recommendations to the Board of Directors as to option grants to Company and Bank employees under such plan. During 2002, the Compensation Committee held six meetings. The Compensation Committee is comprised of Messrs. Hinton (Chairman), Miller and Ms. Crane, each of whom is an outside director.

Compensation Committee Interlocks and Insider Participation

              The Compensation Committee consists of Jonice Crane, C.A. Hinton, Sr., and Weldon Miller, each of whom is an outside director of the Company. During 2002, no member of the Compensation Committee was an officer or employee of the Company or the Bank.

Directors Compensation

              Directors of the Company receive fees for attending Company Board meetings. Directors who are also employees of the Company or the Bank are paid $250 for each meeting attended, and outside directors are paid $500 for each meeting attended. The Board of Directors of the Bank also meets monthly. Directors of the Bank who are also employees of the Company or the Bank are paid $450 for each meeting of the Bank’s Board of Directors attended, and outside directors are paid $600 for each meeting attended. An Executive Committee meets weekly and consists of all current members of the Board of Directors of the Company. Directors who are also employees of the Company or the Bank are paid $275 for each Executive Committee meeting attended and outside directors are paid $350 for each Executive Committee meeting attended.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

              The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s Chairman of the Board and each of the other five most highly compensated Executive Officers of the Company and the Bank (“named executive officers”) (determined as of the end of the last fiscal year) for each of the three fiscal years ended December 31, 2002:

Name and Principal Position	Year	Salary	Bonus	Securities Underlying Options	All Other Compensation

Bill G. Jones	2002	$53,400	$17,422	—	$40,638	(1)
Chairman of the Board	2001	51,000	13,640	—	40,190
	2000	50,400	14,482	—	39,219

Arthur B. Scharlach, Jr.	2002	256,625	68,034	—	131,280	(2)
President and Chief Executive Officer	2001	243,130	56,254	—	123,574
	2000	228,750	63,032	20,000	98,688

Clifton A. Payne	2002	120,450	45,515	—	16,840	(3)
Senior Vice President and Chief Financial Officer	2001	114,200	37,376	—	15,724
	2000	112,700	41,512	10,000	13,458

Kirk Lee	2002	104,292	32,760	1,000	13,384	(4)
Executive Vice President of the Bank	2001	97,111	25,988	—	12,368
	2000	88,250	24,961	7,500	9,441

Tyson T. Abston	2002	123,565	41,361	—	16,194	(5)
Senior Vice President	2001	100,174	32,910	—	13,638
	2000	88,200	32,070	10,000	10,751

Byron M. Rhea	2002	129,313	37,631	—	16,603	(6)
Executive Vice President of the Bank	2001	115,733	31,180	—	15,656
	2000	108,250	35,390	10,000	11,515

(1)	Consists of contributions by the Company to the 401(k) Plan of $5,312, $4,864, and $3,893 in 2002, 2001 and 2000, respectively, and the payment of $35,326, $35,326 and $35,326 in 2002, 2001 and 2000, respectively, in connection with a supplemental retirement plan.

(2)	Consists of contributions by the Company to the 401(k) Plan of $15,000, $12,750 and $10,200 in 2002, 2001 and 2000, respectively, and the accrual of $116,280, $110,824 and $99,809 in 2002, 2001 and 2000, respectively, in connection with a salary continuation plan.

(3)	Consists of contributions by the Company to the 401(k) Plan of $12,094, $11,156 and $9,022 in 2002, 2001 and 2000, respectively, and the accrual of $4,746, $4,568, and $4,436 in 2002, 2001 and 2000, respectively, in connection with an incentive retirement plan.

(4)	Consists of contributions by the Company to the 401(k) Plan of $9,604, $8,928 and $6,793 in 2002, 2001 and 2000, respectively, and the accrual of $3,780, $3,440 and $2,648 in 2002, 2001 and 2000, respectively, in connection with an incentive retirement plan.

(5)	Consists of contributions by the Company to the 401(k) Plan of $11,655, $9,821 and $7,223 in 2002, 2001, and 2000, respectively, and the accrual of $4,539, $3,817 and $3,528, in 2002, 2001 and 2000, respectively, in connection with an incentive retirement plan.

(6)	Consists of contributions by the Company to the 401(k) Plan of $11,803, $11,038 and $7,185 in 2002, 2001 and 2000, respectively, and the accrual of $4,800, $4,618 and $4,330 in 2002, 2001 and 2000, respectively, in connection with an incentive retirement plan.

Stock Option Plan

              The Company’s Board of Directors and shareholders approved the Guaranty Bancshares, Inc. 1998 Stock Incentive Plan in 1998 (the “1998 Plan”), which authorizes the issuance of up to 1,000,000 shares of Common Stock under both “non-qualified” and “incentive” stock options to employees and “non-qualified” stock options to directors who are not employees. Generally, under the 1998 Plan it is intended that the options will vest 20% at the end of the first year following the date of grant and an additional 20% at the end of each subsequent year and becoming fully vested at the end of year five. Options under the 1998 Plan generally must be exercised within ten years following the date of grant or no later than three months after optionee’s termination with the Company, if earlier. The 1998 Plan also provides for the granting of restricted stock awards, stock appreciation rights, phantom stock awards and performance awards on substantially similar terms. The l998 Plan provides that in the event of a change in control of the Company, all options granted immediately vest and become exercisable. In addition, the 1998 Plan permits the Compensation Committee, which administers the 1998 Plan, discretion in the event of a change in control to modify in certain respects the term of awards under the 1998 Plan, including (i) providing for the payment of cash in lieu of such award, (ii) limiting the time during which an option may be exercised (iii) making adjustments to options to reflect the change in control and (iv) providing that options shall be exercisable for another form of consideration in lieu of the Common Stock pursuant to the terms of the transaction resulting in a change in control. For the year ended December 31, 2002, 20,000 options were granted under the 1998 Plan, 5% of which were granted to the named executive officers. Options to purchase an additional 893,500 shares are available for issuance under the 1998 Plan. Certain other named officers have previously received stock options as indicated on page 10.

Option Grants in Last Fiscal Year

              The following table sets forth certain information concerning option grants to each of the named executive officers for the year ended December 31, 2002:

Option Grants for Year Ended December 31, 2002

Name	Individual Grants			Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)

	Number of Shares Underlying Options (1)	% of Total Options Granted to Employees in 2002	Exercise Price		5% Appreciation $ Gain	10% Appreciation $ Gain

Kirk Lee	1,000	5.0%	12.50	2/19/10	5,968	14,294

(1)	Options to purchase 20,000 shares of common stock were granted to the Company’s employees during 2002.

(2)	The potential realizable value portion of the foregoing table illustrates values that might be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Company’s Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the options following termination of employment, non-transferability or differences in vesting periods. Regardless of the theoretical value of an option, its ultimate value will depend on the market value of the Common Stock at a future date, and that value will depend on a variety of factors, including the overall condition of the stock market and the Company’s results of operations and financial condition. Accordingly, the ultimate value realized may be materially different from the amounts presented in the foregoing table.

Aggregated Options Exercised for the Year Ended December 31, 2002 and
Year End Option Values as of December 31, 2002

              The following table sets forth certain information concerning the number and value of unexercised options held by each of the named executive officers at December 31, 2002:

Name	Number of Shares Acquired on Exercise	Dollar Value Realized	Number of Securities Underlying Unexercised Options at Year end		Value of Unexercised In-The-Money Options at Year end (1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Arthur B. Scharlach, Jr.	—	—	12,000	8,000	$193,080	$128,720
Clifton A. Payne	—	—	6,000	4,000	96,540	64,360
Byron M. Rhea	—	—	6,000	4,000	96,540	64,360
Tyston T. Abston	—	—	6,000	4,000	96,540	64,360
Kirk Lee	—	—	4,700	3,800	75,623	61,142

(1)	The value of the unexercised options is based on the difference between the exercise price and the closing price of the Company common stock on December 31, 2002 of $16.09.

Bonus Plan

              The Company has established an incentive compensation program (the “Bonus Plan”) for its officers, including executive officers, and employees of the Company and the Bank The Bonus Plan provides for a bonus pool in an amount based on a graduated percentage of the Bank’s return on equity. For the year ended December 31, 2002, the bonus pool is funded with 10% of after-tax income based upon the Bank achieving a return on equity of 10.6%. The bonus pool increases to a maximum of 14.5% of after-tax income if the Bank achieves a return on equity of 16.0% or greater. The Bank’s actual return on equity for the year ended December 31, 2002 was 13.84% and the bonus pool was funded with 13.6% of after-tax income. The percent of after-tax income used to fund the bonus pool and the minimum return on equity requirements are determined annually by the Board of Directors based on the Company’s and the Bank’s budget for that year. Allocation of the bonus pool is in the discretion of the Board of Director’s and is generally based upon management’s recommendations regarding an employee’s merit. The bonus pool was $874,000, $679,000, and $444,000 for the year ended December 31, 2002, 2001 and 2000, respectively.

Benefit Plans

              Employee Stock Ownership Plan. Effective January 1, 1992, the Board of Directors of the Company voted to restate the existing 401(k) profit sharing (defined contribution) plan as an Employee Stock Ownership Plan (with 401(k) provisions) ("401(k) Plan”). The 401(k) Plan covers substantially all employees of the Company and five persons, three of whom are members of the Board of Directors, serve as trustees. The 401(k) Plan calls for an employer matching contribution on behalf of each 401(k) Plan participant of up to 4.0% of such participant’s qualified compensation. At December 3l, 2002, the book value of 401(k) Plan assets was approximately $6.5 million, with an approximate market value of $10.1 million. Contributions to the 401(k) Plan charged to expenses are as follows:

	Years Ended December 31,

	2002	2001	2000

401(k) plan expense	$462,000	$390,000	$280,000

              Supplemental Retirement Plan. In l992, the Company established a non-qualified, non-contributory retirement plan for the Company’s Chairman Bill G. Jones who retired from the Bank in 1996. The plan generally provides benefits equal to amounts payable under the Bank’s retirement plan and certain social security benefits to aggregate a predetermined percentage of Mr. Jones’ average salary over the five year period immediately prior to his retirement. Accordingly, this plan amount is not based on the salary and bonus of Mr. Jones as listed in the Summary Compensation Table on page 8. The recorded accrued liability with respect to this plan accrues an annual interest rate of 9%. The Company pays to Mr. Jones $35,326 each year with respect to this plan without withholding any social security tax from such amount. Plan expenses are as follows:

	Years Ended December 31,

	2002	2001	2000

Supplemental retirement plan expense	$11,000	$13,000	$15,000

              Executive Incentive Retirement Plan. In 1998, the Company established a non-qualified, non-contributory incentive retirement plan for certain executive officers of the Company and the Bank. The plan provides retirement benefits in amounts based on a selected percentage of salary, which varies depending upon each officer’s responsibility and longevity with the Company or the Bank. Accordingly, an executive officer’s bonus as listed in the Summary Compensation Table on page 8 is not used in calculating this benefit. The percentage of salary which is contributed to the retirement plan by the Company is determined by the performance of the Company, however, no contribution to this plan is made in any given year in which the Company’s earnings fail to meet the minimum targeted performance goal for that year. The executive officer is not required to pay social security tax until a payment is received by the executive officer under the plan. The plan is non-funded. Plan expenses are as follows:

	Years Ended December 31,

	2002	2001	2000

Executive incentive retirement plan expense	$50,000	$35,000	$29,000

              Salary Continuation Plan. In August 1998, the Company established a non-qualified, non-contributory salary continuation plan for the Company’s President Arthur B. Scharlach, Jr. The plan is designed to provide benefits over a ten-year period equal to 75% of Mr. Scharlach’s projected compensation at retirement as adjusted for amounts payable under the Company’s retirement plan and certain social security benefits. Mr. Scharlach pays social security tax on this benefit on an annual basis The plan is non-funded. Plan expenses are as follows:

	Years Ended December 31,

	2002	2001	2000

Salary continuation plan expense	$116,000	$111,000	$100,000

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

              The following is a report from the Compensation Committee of the Company describing the policies pursuant to which compensation is paid to executive officers of the Company and the Bank during 2002.

              The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies. C. A. Hinton, Sr. (Chairman), Weldon Miller, and Jonice Crane serve on the Compensation Committee. The Compensation Committee prepares a report which sets forth the components of the Company’s executive officer compensation program and describes the basis on which the 2002 compensation determinations are made by the Compensation Committee with respect to the executive officers of the Company and the Bank.

Compensation Philosophy and Base Salary

              The Company believes that compensation of its executive officers should enhance and reinforce the goals of the Company for profitable growth and continuation of a sound overall condition by providing key employees with additional financial rewards for the attainment of such growth and stable financial and operating conditions. The Compensation Committee believes that these goals are best supported by rewarding individuals for outstanding contributions to the Company’s success and by compensating its executive officers competitively with the compensation of similarly situated executive officers.

              The base salary levels for each officer are determined by comparisons to salary levels for executive officers of selected banks and bank holding companies of similar size in the Company’s market. In addition, the Compensation Committee takes into account individual experience, individual performance, individual potential, cost of living considerations and specific issues particular to the Company. Base levels approximate the median level of such comparative rates and are considered by the Compensation Committee to be competitive and reasonable.

              The Compensation Committee monitors the base salary levels and the various incentives of the named executive officers of the Company and the Bank to ensure that overall compensation is consistent with the Company’s objectives and remains competitive within the area of the Company’s operations. In setting the goals and measuring an executive’s performance against those goals, the Company considers the performance of its competitors and general economic and market conditions. None of the factors included in the Company’s strategic and business goals are assigned a specific weight. Instead, the Compensation Committee recognizes that the relative importance of these factors may change in order to adapt the Company’s operations to specific business challenges and to reflect changing economic and marketplace conditions.

Bonus Plan

              In addition to the base salary, the Bonus Plan allows certain officers, including the named executive officers of the Company and the Bank, to receive incentive compensation which is based on individual as well as Company performance. The aggregate amount of bonus awarded to all eligible participants is based on the funding of the bonus pool. For the year ended December 31, 2002, the maximum funding occurred if the Bank’s return on equity was 16.0% or greater. For 2002, the bonus pool was funded with 13.6% of after-tax income. The bonus pool is allocated among all employees, including the named executive officers, of the Company and the Bank based on a number of factors including level of responsibility, individual performance and Company and Bank performance.

Contributory Profit Sharing Plan

              In addition, each of the named executive officers are participants in the Company’s 401(k) Plan established pursuant to Internal Revenue Code Section 401(k) covering substantially all employees. The Company partially matches employee contributions to this plan up to 4% of the employee’s base salary.

Incentive Stock Options

              Stock options have been the Company’s primary form of long-term incentive compensation. Each of the named executive officers and other senior officers of the Company and the Bank are eligible to participate in the Company’s 1998 Plan. During the year ended December 31, 2002, there were 20,000 non-qualified stock options granted, 5% of which were granted to the named executive officers.

2002 Compensation of the Chief Executive Officer and President

              In reviewing the 2002 compensation of the Company’s Chairman of the Board, Bill G. Jones, and the Company’s President and Chief Executive Officer, Arthur B. Scharlach, Jr., the Compensation Committee undertook the same evaluation set forth above with respect to its other executive officers. In addition, the Compensation Committee reviewed each of their compensation history, executive compensation survey data and comparative performance information.

              Base Salary. For comparative compensation purposes for the year 2002, the Compensation Committee identified a peer group of banks. The base salary for each officer was determined on the basis of the peer group banks (determined on the basis of their published 2001 market data), the experience and personal performance of the officer and internal comparable considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate. The compensation levels for these officers for the year 2002 is within the same range as other executive officers holding comparable positions at peer group banks, based on the published 2001 market data for those banks.

              For purposes of the stock price performance graph, which appears later in this proxy statement, the Company has selected the Southwest Bank Index, the SNL Southwest Bank Index and the S&P 500 Total Return Index. However, in selecting companies to survey for such comparison purposes, the Compensation Committee considers many factors not directly associated with stock price performance, such as geographic location, growth rate, annual revenue, profitability, and market capitalization. For this reason, the number of companies surveyed for compensation data was substantially less than the number of companies included in the stock price performance graph.

              Annual Incentive Compensation. Annual bonuses are earned by each officer primarily on the basis of the Company’s achievement of certain corporate financial performance targets established each year. For the year ended December 31, 2002, bonuses are earned on the basis of the following factors: (i) Company net earnings targets established for each six month period; and (ii) the Company’s achievement of certain established goals and objectives for the year. The actual bonus paid for the three years ended December 31 to each of the officers is listed in the Summary Compensation Table on page 8 as indicated in the bonus column.

              Actual Compensation. Upon recommendation by the Compensation Committee, the Board of Directors of the Company set Mr. Jones’ salary for 2002 at $53,400 and the Board of Directors of both the Company and the Bank set Mr. Scharlach’s salary for 2002 at $256,625. In addition to his base salary, Mr. Jones and Mr. Scharlach each participates in the Company’s Bonus Plan and the amount of bonus received is based primarily on the Bank’s return on equity. From the Bonus Plan 2002, Mr. Jones earned a bonus of $17,422 resulting in approximately 33% of his 2002 compensation being dependent on the success of the Company, and Mr. Scharlach earned a bonus of $68,034 resulting in approximately 27% of his 2002 compensation being dependent on the success of the Company. The amount contributed by the Company to the 401(k) Plan in fiscal year 2002 for the benefit of Mr. Jones was $5,312 and for the benefit of Mr. Scharlach was $15,000. Mr. Jones also received a payment of $35,326 in 2002 pursuant to a supplemental retirement plan. During 2002, the Company accrued approximately $116,280 for the benefit of Mr. Scharlach pursuant to a salary continuation plan. The Compensation Committee believes that each of Mr. Jones’ and Mr. Scharlach’s total compensation is reasonable and competitive based on comparative performance information and the overall performance of the Company.

The Compensation Committee

C. A. Hinton, Sr., Chairman Weldon Miller Jonice Crane

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

              Many of the directors, executive officers and principal shareholders of the Company (i.e., those who own 10% or more of the Common Stock) and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Bank. During 2002, the Bank made loans in the ordinary course of business to many of the directors, executive officers and principal shareholders of the Company and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectability or present other unfavorable features. Loans to directors, executive officers and principal shareholders of the Company are subject to limitations contained in the Federal Reserve Act the principal effect of which is to require that extensions of credit by the Bank to executive officers, directors and principal shareholders satisfy the foregoing standards. As of December 31, 2002, all of such loans aggregated $6.1 million which was approximately 14.4% of the Company’s Tier I capital at such date. The Company expects the Bank to continue to enter into such transactions, or transactions on a similar basis, with the directors, executive officers and principal shareholders of the Company and the Bank and their associates in the future.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY
MANAGEMENT OF THE COMPANY AND PRINCIPAL SHAREHOLDERS

              The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of March 3, 2003, by (i) directors, executive officers of the Company and certain officers of the Bank listed in the Summary Compensation Table on page 8 herein, (ii) each person who is known by the Company to own beneficially 5% or more of the Common Stock and (iii) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of the Company believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the Company.

Name	Number of Shares		Percentage Beneficially Owned (1)

John A. Conroy	127,350		4.26%
Jonice Crane	97,692	(2)	3.27%
Guaranty Bancshares, Inc. Employee
Stock Ownership Plan (with 401 (k)
provisions)	458,561		15.35%
C. A. Hinton, Sr.	179,676	(3)	6.13%
Kirk Lee	31,351	(4)	1.05%
Bill G. Jones	352,358	(5)	11.80%
Tyson T. Abston	21,139	(6)	*
Weldon Miller	224,872	(7)	7.53%
Clifton A. Payne	40,632	(8)	1.36%
Bill Priefert	46,613	(9)	1.56%
Byron M. Rhea	36,990	(10)	1.24%
Arthur B. Scharlach, Jr.	166,138	(11)	5.56%
Gene Watson	49,280		1.65%
D. R. Zachry, Jr.	70,029	(12)	2.34%
Directors and Executive Officers as a Group	1,444,120		48.35%

*	Indicates ownership which does not exceed 1.0%.

(1)	The percentage beneficially owned was calculated based on 2,921,928 shares of Common Stock issued and outstanding as of March 3, 2003. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Common Stock held by such shareholder or group and exercisable within 60 days.

(2)	Includes 3,500 shares held of record by the Jonice Crane IRA and 1,715 shares held of record by Ms. Crane’s husband.

(3)	Includes 2,884 shares held of record by the Charles A. Hinton IRA.

(4)	Includes 2,792 shares held of record by the Kirk Lee IRA, 21,979 shares held of record by the Company’s 401(k) Plan, over which Mr. Lee has investment control and 4,700 shares which may be acquired pursuant to the exercise of fully vested stock options.

(5)	Includes 22,827 shares held of record by the Bill G. Jones IRA Rollover, 161 shares held of record by Mr. Jones’ wife’s IRA and 17,164 shares held of record by the Company’s 401(k) Plan, over which Mr. Jones has investment control.

(6)	Includes 6,000 shares held of record by the Tyson Abston IRA, 8,254 shares held of record by the Company’s 401(k) Plan, over which Mr. Abston has investment control and 6,000 shares which may be acquired pursuant to the exercise of fully vested stock options.

(7)	Includes 8,463 shares held of record by Everybody’s Furniture Company, of which Mr. Miller is the President, 38,657 shares held of record by the Everybody’s Furniture Company Profit Sharing Plan & Trust of which Mr. Miller is the trustee, 865 shares held of record by the Weldon Miller IRA and 865 shares of held of record by Mr. Miller’s wife’s IRA.

(8)	Includes 28,845 shares held of record by the Company’s 401(k) Plan, over which Mr. Payne has investment control and 6,000 shares which may be acquired pursuant to the exercise of fully vested stock options.

(9)	Includes 36,666 shares held of record by Priefert Retirement Trust of which Mr. Priefert is the trustee.

(10)	Includes 30,934 shares held of record by the Company’s 401(k) Plan, over which Mr. Rhea has investment control and 6,000 shares which may be acquired pursuant to the exercise of fully vested stock options.

(11)	Includes 10,338 shares held of record by the Arthur B. Scharlach, Jr. IRA, 34,041 shares held of record by Mr. Scharlach’s wife, 69,606 shares held of record by the Company’s 401(k) Plan, over which Mr. Scharlach has investment control and 12,000 shares which may be acquired pursuant to the exercise of fully vested stock options.

(12)	Includes 2,884 shares held of record by the D. R. Zachry IRA.

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PERFORMANCE GRAPH

              The following Performance Graph compares the cumulative total shareholder return on the Company’s Common Stock for the period from May 21, 1998, when the Common Stock was first listed on the Nasdaq National Market, to December 31, 2002, with the cumulative total return of the S&P 500 Total Return Index (“S&P 500”), the SNL Southwest Bank Index (“SNL”) and the Southwest Bank Index (“SWBI”) for the same period. Dividend reinvestment has been assumed. The Performance Graph assumes $100 invested on May 2l, 1998 in the Company’s Common Stock, the S&P 500, the SNL and the SWBI. The Company has selected the SNL Index to replace the SWBI Index going forward. Management believes that the SNL Index includes banks and bank holding companies which are more similar in asset size to, and therefore, more representative of, the Company. The historical stock price performance for the Company’s stock shown on the graph below is not necessarily indicative of future stock performance.

Composite of Cumulative Total Return
Guaranty Bancshares, Inc., the S&P 500 Total Return Index,
the SNL Southwest Bank Index and the Southwest Bank Index

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s directors and executive officers and persons who own more than 10% of the outstanding Common Stock to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission (the “Commission”). Officers, directors and greater than 10% shareholders are required to provide the Company with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.

              To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and representations from certain reporting persons that they have complied with the applicable filing requirements, the Company believes that during the year ended December 31, 2002, all Section 16(a) reporting requirements applicable to the Company’s officers, directors and greater than 10% shareholders were complied with except that Ty Abston, Bill Priefert and Gene Watson were late in filing an initial report on Form 3, and Ty Abston, Kirk Lee, Clifton Payne, Byron Rhea and Arthur B. Scharlach, Jr. were each late in filing a Form 4 covering one transaction. The required reports have been filed with the Commission.

REPORT OF THE AUDIT COMMITTEE

              The following Report of the Audit Committee should not be deemed “soliciting materials,” filed with the Securities and Exchange Commission, subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of section 18 of the Securities Exchange Act of 1934, as amended. Accordingly, this report should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates it by reference in such filing.

              All of the members of the Audit Committee are independent (as independence is defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards). During fiscal 2002, the Audit Committee met 10 times.

              In discharging its responsibility for oversight of the audit process, the Audit Committee obtained from the independent auditors, McGladrey & Pullen, LLP a formal written statement describing any relationships between the auditors and the Company that might bear on the auditors’ independence consistent with the Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships (including the tax return preparation services provided to the Company) that might impact the auditors’ objectivity and independence and satisfied itself as to the auditors’ independence.

              The Audit Committee discussed and reviewed with the independent auditors the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent auditors’ examination of the financial statements for the year ended December 31, 2002.

              The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2002, with management and the independent auditors. Management has the responsibility for preparation of the Company’s financial statements and the independent auditors have the responsibility for examination of those statements.

              Based upon the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities Exchange Commission.

The Audit Committee

Weldon Miller, Chairman Jonice Crane Gene Watson

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PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

General

              The Board of Directors has appointed McGladrey & Pullen, LLP as the independent auditors of the books and accounts of the Company for the year ending December 31, 2003. McGladrey & Pullen, LLP has served as the Company’s independent audit firm for the past 2 years.

              At the Meeting, the shareholders will be asked to consider and act upon a proposal to ratify the appointment of McGladrey & Pullen, LLP. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting. Representatives of McGladrey & Pullen, LLP will not be present at the Meeting.

Principal Accounting Firm Fees

              Audit fees. The aggregate fees paid to McGladrey & Pullen, LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ending December 31, 2002, and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the year 2002, were $44,860.

              Financial Information System Design and Implementation Fees. The Company did not engage McGladrey & Pullen, LLP for any professional services related to financial information system design and implementation during the year ending December 31, 2002.

              All Other Fees. The aggregate fees paid to McGladrey & Pullen, LLP for services rendered to the Company, other than the services described above under “Audit Fees” for the year ending December 31, 2002 were $12,500. These fees relate to the preparation of the Company’s federal and state income tax returns. The Audit Committee has considered and determined that the tax return preparation services provided by McGladrey & Pullen, LLP is compatible with maintaining their independence as the independent auditors of the Company.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY SUCH APPOINTMENT.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

              In order for shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company’s 2004 Annual Meeting of Shareholders and to be included in the Company’s proxy statement and form of proxy relating to such meeting, such proposals must comply with Rule 14a-8 and be submitted to the Secretary of the Company at the Company’s principal executive offices not later than November l5, 2003. Shareholder proposals should be submitted to the Secretary of the Company at 100 West Arkansas, Mount Pleasant, Texas 75455. A shareholder choosing not to use the procedures established in Commission Rule 14a-8 to submit a proposal for action at the Company’s 2004 Annual Meeting of Shareholders must deliver the proposal to the Secretary of the Company not later than the close of business on February 15, 2004.

              In addition, the Company’s Amended and Restated Bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board of Directors to be properly made at a meeting by a shareholder, notice must be received by the Secretary of the Company at the Company’s principal executive offices no later than the close of business on the 60th day prior to the meeting. Such notice must also provide certain information set forth in the Amended and Restated Bylaws. A copy of the Amended and Restated Bylaws may be obtained upon written request to the Secretary of the Company.

OTHER MATTERS

              The Board of Directors does not intend to bring any other matter before the Meeting. Additionally, no shareholder of the Company has complied with the advance notice provisions contained in the Company’s Bylaws, which preclude the bringing of matters before a meeting of shareholders unless such provisions are complied with. Accordingly, no other matter is expected to be brought before the Meeting. However, if any other matter does properly come before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

              You are cordially invited to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

By order of the Board of Directors,

Arthur B. Scharlach, Jr. President & CEO

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GUARANTY BANCSHARES, INC. 100 WEST ARKANSAS MOUNT PLEASANT, TEXAS 75455	VOTE BY MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Guaranty Bancshares, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GRNTY1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GUARANTY BANCSHARES, INC.

This proxy is solicited on behalf of the Board of Directors of the Company and will be voted FOR the following proposals, unless otherwise indicated:

		For All	Withhold All	For All Except

1.	ELECTION OF DIRECTORS To serve as directors of Class III until the 2006 Annual Meeting of Shareholders and until their successors are duly elected and qualified	|_|	|_|	|_|

Nominees: 01) Tyson T. Abston, 02) Bill G. Jones, 03) Weldon Miller, 04) Bill Priefert

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below. ——————————————

Vote On Proposals		For	Against	Abstain

2.	RATIFICATION OF THE APPOINTMENT OF McGladrey & Pullen, LLP as the independent auditors of the books and accounts of the Company for the year ending December 31, 2003	|_|	|_|	|_|

NOTE: To transact such other business as may properly come before the Meeting or any adjournment thereof.

YOUR VOTE IS IMPORTANT.

     To ensure your representation at the Meeting, you are urged to complete, date, and sign the enclosed proxy and return it in the accompanying envelope at your earliest convenience, regardless of whether you plan to attend the Meeting. No additional postage is necessary if the proxy is mailed in the United States. The proxy is revocable at any time before it is voted at the Meeting.

Please sign your name exactly as it is shown. If shares are held jointly, all joint owners should sign. If shares are held by a corporation, please sign the full corporate name by any authorized corporate officer. If shares are held by a partnership, please sign the full partnership name by an authorized person. If you are signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as such.

————————————————— —————————— Signature [PLEASE SIGN WITHIN BOX] Date ————————————————— —————————— Signature (Joint Owners) Date

GUARANTY BANCSHARES, INC.

Annual Meeting of Shareholders to be Held on Tuesday, April 15, 2003
This Proxy is Solicited on Behalf of the Board of Directors.

      The 2003 Annual Meeting of Shareholders of Guaranty Bancshares, Inc. (the “Company”) will be held at 100 West Arkansas, Mount Pleasant, Texas, on Tuesday, April 15, 2003, beginning at 2:00 p.m. (local time). The undersigned hereby acknowledges receipt of the related Notice of Annual Meeting of Shareholders and Proxy Statement dated March 14, 2003 accompanying this proxy.

      The undersigned hereby appoints Bill G. Jones and Arthur B. Scharlach, Jr. and each of them, proxies for the undersigned, with full power of substitution, to vote as proxy all shares of Common Stock, par value $1.00 per share, of the Company owned of record by the undersigned and otherwise to act on behalf of the undersigned at the Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such matters, as may properly come before such meeting or any adjournment thereof, including any matter presented by a shareholder at such meeting for which advance notice was not received by the Company in accordance with its Bylaws.

      This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned’s directions set forth herein. If no direction is made, this proxy will be voted FOR the election of all nominees for director named herein to serve on the Board of Directors until the 2006 Annual Meeting of Shareholders, as designated on the proxy, and until their successors are duly elected and qualified, and FOR the ratification of the appointment of McGladrey & Pullen, LLP as the independent auditors of the books and accounts of the Company for the year ending December 31, 2003.

IMPORTANT - This Proxy must be signed and dated on the reverse side.
(Continued and to be voted on reverse side.)